Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Announces Additions of Chief Legal Officer and Chief Marketing Officer

HOUSTON– January 17, 2023 – Group 1 Automotive, Inc. (NYSE: GPI) (“Group 1” or the “Company”), an international Fortune 300 automotive retailer with 204 dealerships located in the U.S. and U.K., announced today the appointments of Gillian Hobson as Senior Vice President, Chief Legal Officer and Corporate Secretary and Kimberly Barta as Vice President and Chief Marketing Officer.

Hobson joins Group 1 from Vinson & Elkins in Houston where she has served as a member of the firm’s management committee and as Group 1’s primary relationship attorney. During her 22-year tenure, she was part of the mergers and acquisition/capital markets practice group and represented public and private companies in corporate transactions, including mergers and acquisitions, capital-raising transactions, securities law and corporate governance matters. Hobson received her undergraduate degree from Harvard University and her J.D. from the University of Houston Law Center.

Hobson succeeds Darryl M. Burman, who is retiring as Senior Vice President and General Counsel of Group 1. Since 2006, Burman has been responsible for all domestic and international legal matters at Group 1, following a distinguished 23-year corporate and securities legal career in Houston.

As the first Chief Marketing Officer at Group 1, Barta is responsible for leading the strategy, development, and execution of Group 1’s marketing, communications, and advertising initiatives. She will play a vital role in developing customer research, leveraging big data and creating relevant marketing messaging.  She will also lead Group 1’s efforts in increasing awareness and adoption of AcceleRide®, Group 1’s customer experience platform. Prior to joining Group 1, Barta served in marketing leadership roles for brands including Nike’s innovation lab, SOREL, and Dr. Martens®, where she helped transform the customer experience, increase brand trust, preference and advocacy.

“We are privileged to welcome these two accomplished executives to the Group 1 leadership team. Gillian and Kimberly are proven professionals who bring skill sets to Group 1 that will help drive our strategic growth and customer-centric initiatives,” said Daryl Kenningham, Group 1’s President and CEO. “We’d also like to thank Darryl Burman for his 16 years of service to the company.  Darryl was instrumental in supporting much of Group 1’s expansion during that time and we wish him the best in his retirement.”

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 owns and operates 204 automotive dealerships, 275 franchises, and 46 collision centers in the United States and the United Kingdom that offer 35 brands of automobiles. Through its dealerships and omni-channel platform, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Group 1 discloses additional information about the Company, its business, and its results of operations at www.group1corp.com, www.group1auto.com, www.group1collision.com, www.acceleride.com, www.facebook.com/group1auto, and www.twitter.com/group1auto.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:

Jason Babbitt

Vice President, Treasurer

Group 1 Automotive, Inc.

jbabbitt@group1auto.com

Media contacts:

Pete DeLongchamps

Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

713-627-2223

cwoods@piercom.com